Exhibit 10.1

EMPLOYMENT AGREEMENT

This EMPLOYMENT AGREEMENT (this “Agreement”) is made and entered into as of the 7TH day of August, 2013 (the “Effective Date”), between PBI Bank, Inc., a Kentucky-chartered commercial bank (the “Bank” or the “Employer”), and Joseph C. Seiler (the “Executive”), and joined in by Porter Bancorp, Inc. (the “Corporation”) for the purposes set forth in Sections 3(d) and (e) hereof.

WITNESSETH

WHEREAS, the Bank desires to employ the Executive as its Executive Vice President—Head of Commercial Banking—Senior Lending Officer;

WHEREAS, the Employer desires to be ensured of the Executive’s active participation in the business of the Employer; and

WHEREAS, the Executive is willing to serve the Employer on the terms and conditions hereinafter set forth;

NOW THEREFORE, in consideration of the mutual agreements herein contained, and upon the other terms and conditions hereinafter provided, the Employer and the Executive hereby agree as follows:

1. Definitions. The following words and terms shall have the meanings set forth below for the purposes of this Agreement:

(a) Base Salary. “Base Salary” shall have the meaning set forth in Section 3(b) hereof.

(b) Cause. Termination of the Executive’s employment for “Cause” shall mean termination because of personal dishonesty, incompetence, willful misconduct, breach of fiduciary duty involving personal profit, intentional failure to perform stated duties, willful violation of any law, rule or regulation (other than traffic violations or similar offenses) or final consent or cease-and-desist order or material breach of any provision of this Agreement.

(c) Change in Control. “Change in Control” shall mean a change in the ownership of the Corporation, or the Bank, a change in the effective control of the Corporation or the Bank or a change in the ownership of a substantial portion of the assets of the Corporation or the Bank, in each case as provided under Section 409A of the Code and the regulations thereunder.

(d) Code. “Code” shall mean the Internal Revenue Code of 1986, as amended.

(e) Date of Termination. “Date of Termination” shall mean (i) if the Executive’s employment is terminated for Cause, the date on which the Notice of Termination is given, and (ii) if the Executive’s employment is terminated for any other reason, the date specified in such Notice of Termination.

(f) Disability. “Disability” shall mean the Executive (i) is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, or (ii) is, by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, receiving income replacement benefits for a period of not less than three months under an accident and health plan covering employees of the Employer.

(g) Good Reason. Termination by the Executive of the Executive’s employment for “Good Reason” shall mean termination by the Executive based on:

(i) any material breach of this Agreement by the Employer, including without limitation any of the following: (A) a material diminution in the Executive’s base compensation, (B) a material diminution in the Executive’s authority, duties or responsibilities, or (C) any requirement that the Executive report to a corporate officer or employee of the Bank other than: (1) the President and CEO of the Bank; (2) the Board of Directors; or (3) from time to time with respect to specified matters, a director of either the Corporation or the Bank who is designated by a majority of the full Board of Directors of the Bank, or

(ii) any material change in the Metro Louisville, Kentucky location at which the Executive must perform his services under this Agreement;

provided, however, that prior to any termination of employment for Good Reason, the Executive must first provide written notice to the Bank within ninety (90) days of the initial existence of the condition, describing the existence of such condition, and the Bank shall thereafter have the right to remedy the condition within thirty (30) days of the date the Bank received the written notice from the Executive. If the Bank remedies the condition within such thirty (30) day cure period, then no Good Reason shall be deemed to exist with respect to such condition. If the Bank does not remedy the condition within such thirty (30) day cure period, then the Executive may deliver a Notice of Termination for Good Reason at any time within sixty (60) days following the expiration of such cure period.

(h) Notice of Termination. Any purported termination of the Executive’s employment by the Employer for any reason, including without limitation for Cause, Disability or Retirement, or by the Executive for any reason, including without limitation for Good Reason, shall be communicated by a written “Notice of Termination” to the other party hereto. For purposes of this Agreement, a “Notice of Termination” shall mean a dated notice which (i) indicates the specific termination provision in this Agreement relied upon, (ii) sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive’s employment under the provision so indicated, (iii) specifies a Date of Termination, which shall be not less than thirty (30) nor more than ninety (90) days after such Notice of Termination is given, except in the case of the termination of the Executive’s employment for Cause, which shall be effective immediately, and (iv) is given in the manner specified in Section 11 hereof.

(i) Retirement. “Retirement” shall mean the Executive’s voluntary or involuntary termination of employment, as applicable, upon reaching at least age 65, but shall not include an involuntary termination for Cause.

2. Term of Employment.

(a) The Bank hereby employs the Executive as Executive Vice President—Head of Commercial Banking—Senior Lending Officer and the Executive hereby accepts said employment and agrees to render such services to the Employer on the terms and conditions set forth in this Agreement. The term of employment under this Agreement shall be for three years beginning on the Effective Date. Prior to the second annual anniversary of the Effective Date and each annual anniversary thereafter, the Board of Directors of the Bank shall consider and review (with appropriate corporate documentation thereof, and after taking into account all relevant factors, including the Executive’s performance hereunder) a one-year extension of the term of this Agreement. If the Board of Directors approves such an extension, then the term of this Agreement shall be so extended as of the relevant annual anniversary of the Effective Date unless the Executive gives written notice to the Employer of the Executive’s election not to extend the term, with such written notice to be given not less than thirty (30) days prior to any such relevant annual anniversary of the Effective Date; provided, however, that if the Bank is deemed to be in “troubled condition” as defined in 12 C.F.R. §§225.71 or 303.101(c) (or any successors thereto) as of the applicable annual anniversary of the Effective Date, then the term of this Agreement shall not be extended unless and until the Employer shall have received all requisite regulatory approvals, non-objections or consents to such renewal pursuant to the provisions of 12 C.F.R. Part 359. If the Board of Directors elects not to extend the term, it shall give written notice of such decision to the Executive not less than thirty (30) days prior to any such annual anniversary of the Effective Date. If any party gives timely notice that the term will not be extended as of any annual anniversary of the Effective Date, then this Agreement and the rights and obligations provided herein shall terminate at the conclusion of its remaining term, except to the extent set forth in Section 5(d) (including the provisions referenced in such section) and Section 7. References herein to the term of this Agreement shall refer both to the initial term and successive terms.

(b) During the term of this Agreement, the Executive shall perform such executive services for the Bank as may be consistent with his titles and from time to time assigned to him by the Bank’s President and CEO or by the Bank’s Board of Directors.

(c) The Executive represents and warrants that his entering into this Agreement, and his performance of his duties as Executive Vice President—Head of Commercial Banking—Senior Lending Officer of the Bank, will not breach or give rise to any cause of action against the Executive, the Corporation or the Bank under the terms of any agreements between the Executive and any prior employer (a “Prior Agreement”). The Executive shall comply with any surviving terms of any Prior Agreement, including terms concerning competition, non-solicitation and confidentiality.

3. Compensation and Benefits.

(a) The Employer shall pay the Executive a sum of $20,000 in exchange for his execution of this Agreement as a “Transition Payment”.

(b) The Employer shall compensate and pay the Executive for his services during the term of this Agreement at a minimum base salary of $230,000 per year (“Base Salary”), which may be increased from time to time in such amounts as may be determined by the Board of Directors of the Employer and may not be decreased without the Executive’s express written consent. The Executive acknowledges and agrees that no increase in the Base Salary is expected to occur during the first two years following the Effective Date.

(c) During the term of this Agreement, the Executive shall be entitled to participate in and receive the benefits of any pension or other retirement benefit plan, profit sharing, stock incentive, or other plans, benefits and privileges given to employees and executives of the Employer, to the extent commensurate with his then duties and responsibilities, as fixed by the Board of Directors of the Employer. The Employer shall not make any changes in such plans, benefits or privileges which would adversely affect the Executive’s rights or benefits thereunder, unless such change occurs pursuant to a program applicable to all executive officers of the Employer and does not result in a proportionately greater adverse change in the rights of or benefits to the Executive as compared with any other executive officer of the Employer. Nothing paid to the Executive under any plan or arrangement presently in effect or made available in the future shall be deemed to be in lieu of the salary payable to the Executive pursuant to Section 3(b) hereof.

(d) During the term of this Agreement, the Executive shall be entitled to paid annual vacation in accordance with the policies as established from time to time by the Board of Directors of the Employer, which shall in no event be less than four weeks per annum. The Executive shall not be entitled to receive any additional compensation from the Employer for failure to take a vacation, nor shall the Executive be able to accumulate unused vacation time from one year to the next, except to the extent authorized by the Board of Directors of the Employer.

(e) 2013 Restricted Stock Award. On the Effective Date, the Corporation will grant a restricted stock award to the Executive equaling the lesser of 100,000 shares or the number of shares that has a grant date value (i.e., number of shares times market value per share) equal to one-third of the Executive’s projected total compensation to be received from the Employers for 2013. The 2013 Restricted Stock Award is subject to shareholder approval and to the shares being available under the Corporation’s Amended and Restated 2006 Stock Incentive Plan (the “2006 Plan”). The Executive’s total compensation for 2013 for purposes of this award will equal the sum of the Executive’s Base Salary to be earned in 2013 and the grant date value of the 2013 restricted stock award. The vesting of the 2013 restricted stock award will comply with the requirements set forth in the rules published by the U.S. Department of the Treasury in 31 C.F.R. Part 30 (the “TARP Regulations”), with the vesting to be accelerated in the event of the Executive’s death or disability. Consistent with the TARP Regulations, the restricted stock award will also provide for accelerated vesting in the event of a change in control as defined in 26 C.F.R. §1.409A-3(i)(5)(i), provided that no accelerated vesting upon a change in control shall occur if at the time of the change in control any of the following is applicable: (i) the Corporation is still subject to its written agreement with the Federal Reserve Bank of St. Louis dated

September 21, 2011, as such agreement may be amended or replaced from time to time, (ii) the Bank is still subject to the Consent Order issued by the Federal Deposit Insurance Corporation on June 24, 2011, as such order may be amended or replaced from time to time, or (iii) either the Corporation or the Bank is deemed to be in “troubled condition” as defined in either 12 C.F.R. §225.71 or 12 C.F.R. §303.101(c) (or any successors thereto), unless prior to or in connection with the change in control the Employers have received all requisite regulatory approvals, non-objections or consents to such acceleration pursuant to the provisions of 12 C.F.R. Part 359. The other terms of the 2013 restricted stock award shall comply with the “2006 Plan”.

4. Expenses. The Employer shall reimburse the Executive or otherwise provide for or pay for all reasonable expenses incurred by the Executive in furtherance of or in connection with the business of the Employer, including, but not by way of limitation, traveling expenses, and all reasonable entertainment expenses, subject to such reasonable documentation and other limitations as may be established by the Board of Directors of the Employer. If such expenses are paid in the first instance by the Executive, the Employer shall reimburse the Executive therefor. Such reimbursement shall be paid promptly by the Employer and in any event no later than March 15 of the year immediately following the year in which such expenses were incurred.

5. Termination.

(a) The Employer shall have the right, at any time upon prior Notice of Termination, to terminate the Executive’s employment hereunder for any reason, including, without limitation, termination for Cause, Disability or Retirement, and the Executive shall have the right, upon prior Notice of Termination, to terminate his employment hereunder for any reason.

(b) In the event that (i) the Executive’s employment is terminated by the Employer for Cause or (ii) the Executive terminates his employment hereunder other than for Disability, Retirement, death or Good Reason, the Executive shall have no right pursuant to this Agreement to compensation or other benefits for any period after the applicable Date of Termination.

(c) In the event that the Executive’s employment is terminated as a result of Disability, Retirement or the Executive’s death during the term of this Agreement, the Executive shall have no right pursuant to this Agreement to compensation or other benefits for any period after the applicable Date of Termination.

(d) In the event that (A) the Executive’s employment is terminated by (i) the Employer for other than Cause, Disability, Retirement or the Executive’s death during the term of this Agreement, (ii) the Executive for Good Reason during the term of this Agreement or (iii) subject to the last sentence of this Section 5(d), the Employer for other than Cause, Disability, Retirement or the Executive’s death within six months following the expiration of the term of this Agreement in accordance with the terms of Section 2(a) hereof, and (B) the Executive has been employed by the Employer for at least one year as of the Date of Termination, then the Employer shall, in consideration of the Executive’s agreements in Section 7 below and subject to the provisions of Sections 5(e), 5(f), 6, 18 and 19 hereof, if applicable, pay to the Executive a cash severance amount equal to one (1) times the Executive’s then current annual Base Salary (the “Severance Payment”). The Severance Payment shall be paid in a lump sum within ten (10) business days following the later of the Date of Termination or the expiration of the revocation period provided for in the general release to be executed by the Executive pursuant to Section

5(e) below. The Severance Payment shall be in lieu of, and not in addition to, any Base Salary or other compensation or benefits that would have been paid under Sections 3(a) and 3(b) above in the absence of a termination of employment, and the Executive shall have no rights pursuant to this Agreement to any Base Salary or other benefits for any period after the applicable Date of Termination. The Executive’s right to severance under Section 5(d)(iii) above shall be subject to the following: (Y) the expiration of this Agreement in accordance with the terms of Section 2(a) hereof shall be for a reason other than a notice of non-renewal of the term of this Agreement having been provided by the Executive, and (Z) as of the date of termination of the Executive’s employment, the Bank is not deemed to be in “troubled condition” as defined in 12 C.F.R. §§225.71 or 303.101(c) (or any successors thereto).

(e) The Executive’s right to receive the severance set forth in Section 5(d) above shall be conditioned upon the Executive’s execution of a general release which releases the Bank and the Corporation and their directors, officers and employees from any claims that the Executive may have under various laws and regulations and the expiration of any right the Executive may have to revoke such general release, with such revocation right not being exercised. If either the time period for paying the severance set forth in Section 5(d) or the time period that the Executive has to consider the terms of the general release (including any revocation period under such release) commences in one calendar year and ends in the succeeding calendar year, then the severance payment set forth in Section 5(d) above shall not be paid until the succeeding calendar year.

(f) If prior to the Executive’s receipt of the Severance Payment set forth in Section 5(d) above it is determined that the Executive (i) committed any fraudulent act or omission, breach of trust or fiduciary duty, or insider abuse with regard to the Employers that has had or is likely to have a material adverse effect on either of the Employers, (ii) is substantially responsible for the insolvency of, the appointment of a conservator or receiver for, or the troubled condition, as defined by applicable regulations of the appropriate federal banking agency, of the Employer, (iii) has materially violated any applicable federal or state banking law or regulation that has had or is likely to have a material adverse effect on the Employer, or (iv) has violated or conspired to violate Sections 215, 656, 657, 1005, 1006, 1007, 1014, 1302 or 1344 of Title 18 of the United State Code, or Sections 1341 or 1343 of Title 18 affecting the Bank, then the Severance Payment shall not be provided to the Executive. If it is determined after the Executive receives the Severance Payment that any of the matters set forth in clauses (i) through (iv) of this Section 5(f) are applicable to the Executive, then the Executive shall promptly (and in any event within ten (10) business days following written notice to the Executive) return an amount equal to the Severance Payment to the Employer in immediately available funds.

6. Limitation of Benefits under Certain Circumstances. If the payment pursuant to Section 5(d) hereof, either alone or together with other payments and benefits which the Executive has the right to receive from the Employer, would constitute a “parachute payment” under Section 280G of the Code, then the amount payable by the Employer pursuant to Section 5(d) hereof shall be reduced by the minimum amount necessary to result in no portion of the amount payable by the Employer under Section 5(d) being non-deductible to the Employer pursuant to Section 280G of the Code and subject to the excise tax imposed under Section 4999 of the Code. The determination of any reduction in the amount payable pursuant to Section 5(d) shall be based upon the opinion of independent tax counsel selected by the Employer and paid for by the Employer. Such counsel shall promptly prepare the foregoing opinion, but in no event later than ten (10) days from the Date of Termination, and may use such actuaries as such counsel deems necessary or advisable for the purpose. Nothing contained herein shall result in a reduction of any payments or benefits to which the Executive may be entitled upon termination of employment under any circumstances other than as specified in this Section 6, or a reduction in the payment specified in Section 5(d) below zero.

7. Restrictive Covenants

(a) Trade Secrets. The Executive acknowledges that he has had, and will have, access to confidential information of the Bank and the Corporation (including, but not limited to, current and prospective confidential know-how, customer lists, marketing plans, business plans, financial and pricing information, and information regarding acquisitions, mergers and/or joint ventures) concerning the business, customers, contacts, prospects, and assets of the Bank and the Corporation that is unique, valuable and not generally known outside the Bank and the Corporation, and that was obtained from the Bank and the Corporation or which was learned as a result of the performance of services by the Executive on behalf of the Employer (“Trade Secrets”). Trade Secrets shall not include any information that: (i) is now, or hereafter becomes, through no act or failure to act on the part of the Executive that constitutes a breach of this Section 7, generally known or available to the public; (ii) is known to the Executive at the time such information was obtained from the Bank or the Corporation; (iii) is hereafter furnished without restriction on disclosure to the Executive by a third party, other than an employee or agent of the Bank or the Corporation, who is not under any obligation of confidentiality to the Bank or the Corporation or an Affiliate; (iv) is disclosed with the written approval of the Bank and the Corporation; or (v) is required to be disclosed or provided by law, court order, order of any regulatory agency having jurisdiction or similar compulsion, including pursuant to or in connection with any legal proceeding involving the parties hereto; provided however, that such disclosure shall be limited to the extent so required or compelled; and provided further, however, that if the Executive is required to disclose such confidential information, he shall give the Employer notice of such disclosure and cooperate in seeking suitable protections. Other than in the course of performing services for the Employer, the Executive will not, at any time, directly or indirectly use, divulge, furnish or make accessible to any person any Trade Secrets, but instead will keep all Trade Secrets strictly and absolutely confidential. The Executive will deliver promptly to the Employer, at the termination of his employment or at any other time at the request of the Employers, without retaining any copies, all documents and other materials in his possession relating, directly or indirectly, to any Trade Secrets.

(b) Non-Competition. Unless the Executive’s employment is terminated in connection with or following a Change in Control, then for a period of twelve (12) months after termination of employment, including a termination of employment pursuant to Section 5(d)(iii) above (the “Restricted Period”), the Executive will not, directly or indirectly, (i) become a director, officer, employee, principal, agent, shareholder, consultant or independent contractor of any insured depository institution, trust company or parent holding company of any such institution or company which has an office in any county in the Commonwealth of Kentucky in which the Bank also maintains an office; provided, however, that this paragraph shall not apply if Employer terminates Executive without cause during the first year of Executive’s employment, or if Employer elects not to renew Executive’s employment at the end of the term of this Agreement, or at the end of any extended term. Notwithstanding the foregoing, nothing in this

Agreement shall prevent the Executive from owning for passive investment purposes not intended to circumvent this Agreement, less than five percent (5%) of the publicly traded voting securities of any company engaged in the banking, financial services or other business similar to or competitive with the Bank (so long as the Executive has no power to manage, operate, advise, consult with or control the competing enterprise and no power, alone or in conjunction with other affiliated parties, to select a director, manager, general partner, or similar governing official of the competing enterprise other than in connection with the normal and customary voting powers afforded the Executive in connection with any permissible equity ownership).

(c) Non-Solicitation of Employees. During the Restricted Period, the Executive shall not, directly or indirectly, solicit, induce or hire, or attempt to solicit, induce or hire, any current employee of the Bank or the Corporation, or any individual who becomes an employee during the Restricted Period, to leave his or her employment with the Bank or the Corporation or join or become affiliated with any other business or entity, or in any way interfere with the employment relationship between any employee and the Bank or the Corporation.

(d) Non-Solicitation of Customers. During the Restricted Period, the Executive shall not, directly or indirectly, solicit or induce, or attempt to solicit or induce, any customer, lender, supplier, licensee, licensor or other business relation of the Bank or the Corporation to terminate its relationship or contract with the Bank or the Corporation, to cease doing business with the Bank or the Corporation, or in any way interfere with the relationship between any such customer, lender, supplier, licensee or business relation and the Bank or the Corporation (including making any negative or derogatory statements or communications concerning the Bank or the Corporation or their directors, officers or employees).

(e) Irreparable Harm. The Executive acknowledges that: (i) the Executive’s compliance with Section 7 of this Agreement is necessary to preserve and protect the proprietary rights, Trade Secrets, and the goodwill of the Bank and the Corporation as going concerns, and (ii) any failure by the Executive to comply with the provisions of this Agreement will result in irreparable and continuing injury for which there will be no adequate remedy at law. In the event that the Executive fails to comply with the terms and conditions of this Agreement, the obligations of the Employer to pay the severance benefits set forth in Section 5 shall cease, and the Employer will be entitled, in addition to other relief that may be proper, to all types of equitable relief (including, but not limited to, the issuance of an injunction and/or temporary restraining order and the recoupment of any severance previously paid) that may be necessary to cause the Executive to comply with this Agreement, to restore to the Bank and the Corporation their property, and to make the Employer whole.

(f) Survival. The provisions set forth in this Section 7 shall survive termination of this Agreement.

(g) Scope Limitations. If the scope, period of time or area of restriction specified in this Section 7 are or would be judged to be unreasonable in any court proceeding, then the period of time, scope or area of restriction will be reduced or limited in the manner and to the extent necessary to make the restriction reasonable, so that the restriction may be enforced in those areas, during the period of time and in the scope that are or would be judged to be reasonable.

8. Mitigation; Exclusivity of Benefits.

(a) The Executive shall not be required to mitigate the amount of any benefits hereunder by seeking other employment or otherwise, nor shall the amount of any such benefits be reduced by any compensation earned by the Executive as a result of employment by another employer after the Date of Termination or otherwise.

(b) The specific arrangements referred to herein are not intended to exclude any other benefits which may be available to the Executive upon a termination of employment with the Employer pursuant to employee benefit plans of the Employer or otherwise.

9. Withholding. All payments required to be made by the Employer hereunder to the Executive shall be subject to the withholding of such amounts, if any, relating to tax and other payroll deductions as the Employer may reasonably determine should be withheld pursuant to any applicable law or regulation.

10. Assignability. The Corporation and the Bank may assign this Agreement and their rights and obligations hereunder in whole, but not in part, to any corporation, bank or other entity with or into which the Corporation or the Bank may hereafter merge or consolidate or to which the Corporation or the Bank may transfer all or substantially all of its respective assets, if in any such case said corporation, bank or other entity shall by operation of law or expressly in writing assume all obligations of the Bank or the Corporation hereunder as fully as if it had been originally made a party hereto, but may not otherwise assign this Agreement or their rights and obligations hereunder. The Executive may not assign or transfer this Agreement or any rights or obligations hereunder.

11. Notice. For the purposes of this Agreement, notices and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given when delivered or mailed by certified or registered mail, return receipt requested, postage prepaid, addressed to the respective addresses set forth below:

To the Bank:	Chairman of the Board
PBI Bank, Inc.
2500 Eastpoint Parkway
Louisville, Kentucky 40223

To the Corporation:	Chairman of the Board
Porter Bancorp, Inc.
2500 Eastpoint Parkway
Louisville, Kentucky 40223

To the Executive:	Joseph C. Seiler
At the address last appearing on the personnel records of the Employers

12. Amendment; Waiver. No provisions of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing signed by the Executive and such officer or officers as may be specifically designated by the Boards of Directors of the Bank and the Corporation to sign on their behalf. No waiver by any party hereto at any time of any breach by any other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.

13. Governing Law. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the United States where applicable and otherwise by the substantive laws of the Commonwealth of Kentucky.

14. Nature of Obligations. Nothing contained herein shall create or require the Employer to create a trust of any kind to fund any benefits which may be payable hereunder, and to the extent that the Executive acquires a right to receive benefits from the Employer hereunder, such right shall be no greater than the right of any unsecured general creditor of the Employer.

15. Headings. The section headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

16. Validity. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provisions of this Agreement, which shall remain in full force and effect.

17. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

18. Regulatory Actions. The following provisions shall be applicable to the parties hereto or any successor thereto, and shall be controlling in the event of a conflict with any other provision of this Agreement, including without limitation Section 5 hereof.

(a) If the Executive is suspended from office and/or temporarily prohibited from participating in the conduct of the Bank’s affairs pursuant to notice served under Section 8(e)(3) or Section 8(g)(1) of the Federal Deposit Insurance Act (“FDIA”)(12 U.S.C. §§1818(e)(3) and 1818(g)(1)), the Bank’s obligations under this Agreement shall be suspended as of the date of service, unless stayed by appropriate proceedings. If the charges in the notice are dismissed, the Bank may, in its discretion: (i) pay the Executive all or part of the compensation withheld while its obligations under this Agreement were suspended, and (ii) reinstate (in whole or in part) any of its obligations which were suspended.

(b) If the Executive is removed from office and/or permanently prohibited from participating in the conduct of the Bank’s affairs by an order issued under Section 8(e)(4) or Section 8(g)(1) of the FDIA (12 U.S.C. §§1818(e)(4) and (g)(1)), all obligations of the Bank under this Agreement shall terminate as of the effective date of the order, but vested rights of the Executive and the Bank as of the date of termination shall not be affected.

(c) If the Bank is in default, as defined in Section 3(x)(1) of the FDIA (12 U.S.C. §1813(x)(1)), all obligations under this Agreement shall terminate as of the date of default, but vested rights of the Executive and the Bank as of the date of termination shall not be affected.

19. Regulatory Prohibition. Notwithstanding any other provision of this Agreement to the contrary, any payments made to the Executive pursuant to this Agreement, or otherwise, are subject to and conditioned upon their compliance with Section 18(k) of the FDIA (12 U.S.C. §1828(k)) and 12 C.F.R. Part 359.

20. Payment of Costs and Legal Fees and Reinstatement of Benefits. In the event any dispute or controversy arising under or in connection with the Executive’s termination is resolved in favor of the Executive, whether by judgment, arbitration or settlement, the Executive shall be entitled to the payment of (a) all reasonable legal fees incurred by the Executive in resolving such dispute or controversy, and (b) any back-pay, including Base Salary, bonuses and any other cash compensation, fringe benefits and any compensation and benefits due to the Executive under this Agreement.

21. Arbitration. Any controversy or claim arising out of or relating to this Agreement, or the breach thereof, shall be settled by arbitration in accordance with the rules then in effect of the district office of the American Arbitration Association (“AAA”) located nearest to the home office of the Bank, and judgment upon the award rendered may be entered in any court having jurisdiction thereof, except to the extent that the parties may otherwise reach a mutual settlement of such issue.

22. Entire Agreement. This Agreement embodies the entire agreement between the Bank, the Corporation and the Executive with respect to the matters agreed to herein. All prior agreements between the Bank, the Corporation and the Executive with respect to the matters agreed to herein are hereby superseded and shall have no force or effect.

(Signature page follows)

IN WITNESS WHEREOF, this Agreement has been executed as of the date first written above.

PORTER BANCORP, INC.

By:	/s/ John Taylor
John Taylor
President

PBI BANK, INC.

By:	/s/ John Taylor
John Taylor
President and Chief Executive Officer

EXECUTIVE

By:	/s/ Joseph C. Seiler
Joseph C. Seiler

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